NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the ?Exchange?
or the ?NYSE?) hereby notifies the
Securities and Exchange Commission (the
?Commission?) of its intention to remove the entire class of Common stock (the
?Securities?) of Duoyuan Printing, Inc. (the
?Company?) from listing and registration on the Exchange at the opening of business on October 17, 2011, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange.

The Exchange is taking this action because the Company has not filed with the Commission its Form 10-K for the fiscal year ended
June 30, 2010 (the ?2010 Form 10-K?) or any of the subsequent required quarterly reports on Form 10-Q. The 2010 Form 10-K was due to be filed no later than the extended filing due date of October 13, 2010. In a Form 8-K (the ?Form
8-K?) filed with the Commission on March 18, 2011, the Company announced that it anticipated it would be unable to file the 2010 Form 10-K by April 13, 2011, which was the last date of the initial six-month compliance period provided by
Section 802.01E of the Exchange?s Listed Company
Manual. The Company has been unable to file the 2010 Form 10-K because it had dismissed its auditor, Deloitte Touche Tohmatsu CPA Ltd.
(?Deloitte?), in September 2010, after Deloitte had reported to the Company's Audit Committee that it had uncovered irregularities in the Company?s accounting. Subsequently, the Company initiated an internal investigation into the events surrounding the dismissal of Deloitte and Deloitte?s allegations. The Company disclosed in the Form 8-K that it would be unable to engage a new auditor and file its 2010 Form 10-K until the internal investigation had been concluded. Given the various disclosures in the Form 8-K, the staff
(the ?Staff?) of NYSE Regulation, Inc. (?NYSE
Regulation?) determined that the Company?s Securities were no longer suitable for continued listing on the NYSE.

1.	The Exchange?s Listed Company Manual,
Section 802.01E provides that in the case of a company that fails to file its annual report (Forms
10-K, 10-KSB, 20-F, 40-F or N-CSR) with the
Commission within six months of its extended filing due date, the Exchange has the discretion to delist the company at the end of that initial six-month period or to grant an additional period for the company to return to compliance, which additional period may not exceed twelve months from the extended filing due date.

2.  	In light of the Company?s disclosure in the
Form 8-K that it would not be able to file its 2010
Form 10-K within the initial six-month period provided under Section 802.01E , as well as the other disclosures in the Form 8-K in relation to the Company?s internal investigation, the Staff of NYSE
Regulation, on March 28, 2011, determined that the Securities of the Company should be suspended from trading before the opening of the trading session on April 4, 2011, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by letter on March 28, 2011.

3. Pursuant to the above authorization, a press release was issued on March 28, 2011, and an announcement was made on the ?ticker? of the Exchange at the opening and at the close of the trading session on March 28, 2011 and other various dates of the proposed suspension of trading in the Securities. Similar information was included on the Exchange?s Web site. Trading in the Securities on the Exchange was suspended before the opening of the trading session on April 4, 2011.

4. 	On April 11, 2011, the Exchange received a letter
from the Company to request a hearing before the Committee for Review (the ?Committee?) of the Board of
Directors of NYSE Regulation concerning the Staff?s determination, in accordance with Section 804.00 of the Exchange?s Listed Company Manual. The Hearing was held on September 12, 2011.

5. 	On September 27, 2011, the Committee issued a
decision that affirmed the determination of the Staff of NYSE Regulation to delist the Securities of the Company.
Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.